Exhibit 3.4

Series Drop 004, a Series of Otis Gallery LLC

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Limited Liability Company Agreement of Otis Gallery LLC, as in effect as of the effective date set forth below (the “Operating Agreement”). References to Sections and Articles set forth herein are references to Sections and Articles of the Operating Agreement.

Name of Series	Series Drop 004, a Series of Otis Gallery LLC (“Series Drop 004”).

Effective Date of Establishment	August 30, 2019.

Managing Member	Otis Wealth, Inc. was appointed as the Managing Member of the Series Drop 004 with effect from the date of the Operating Agreement and shall continue to act as the Managing Member of Series Drop 004 until dissolution of Series Drop 004 pursuant to Section 11.01(b) or its removal and replacement pursuant to Section 4.03 or ARTICLE X.

Initial Member	Otis Wealth, Inc.

Series Drop 004 Asset	The Series Drop 004 Asset shall be a collection of Supreme Skate Decks (Select Limited Edition Artist Collaborations) acquired by Series Drop 004 as at the date of this Series Designation and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series Drop 004 from time to time, as determined by the Managing Member in its sole discretion.

Asset Manager	Otis Wealth, Inc.

Asset Management Fee	Pursuant to the Asset Management Agreement, the Asset Manager may be granted a Sourcing Fee as compensation for sourcing the Series Drop 004 Asset that is equal to between 0-5% of the gross proceeds of the Offering, which the Asset Manager may waive in its sole discretion.

Issuance	Subject to Section 6.03(a), the maximum number of Series Drop 004 Interests the Company can issue is 1,000.

Number of Series Drop 004 Interests held by the Managing Member	Upon designation of Series Drop 004, the Managing Member was granted a single interest in Series Drop 004.

Broker	North Capital Private Securities Corporation

Brokerage Fee	1% of the purchase price of the Series Drop 004 Interests sold in the offering of the Series Drop 004 Interests (excluding the Series Drop 004 Interests acquired by the Managing Member)

Other Rights	Holders of Series Drop 004 Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Drop 004 Interests.

Officers	There shall initially be no specific officers associated with Series Drop 004, although, the Managing Member may appoint officers of Series Drop 004 from time to time, in its sole discretion.

Minimum Interests	One (1) Interest per Member.